EXHIBIT 99.2

HELEN OF TROY LIMITED

Moderator: John Boomer

04-27-12/10:00 am CT

Confirmation # 4202961

HELEN OF TROY LIMITED

Moderator: John Boomer

April 27, 2012

10:00 am CT

Operator:  Good morning everyone and welcome to the Helen of Troy Fourth Quarter and Year End conference call for fiscal 2012. At this time, I would like to inform you that all participants are in a listen only mode.

At the request of the Company, we will open the conference up for questions and answers after the presentation.

Our speakers for this morning’s conference call are Gerald Rubin, Chairman, Chief Executive Officer and President, Thomas Benson, Senior Vice President and Chief Financial Officer; and John Boomer, Senior Vice President.

I will now turn the conference over to Mr. John Boomer. Please go ahead sir.

John Boomer:  Good morning everyone and welcome to Helen of Troy’s Fourth Quarter and Year End conference call for fiscal 2012. The agenda for this morning’s conference call is as follows:

We will have a brief forward looking statement review followed by Mr. Rubin, who will discuss our fourth quarter and year end earnings release and related results of operations for Helen of Troy, followed by a financial review of our income statement and balance sheet for the fourth quarter and year end by Tom Benson, our Chief Financial Officer, and finally, an open question and answer session for those of you with any further questions. Safe Harbor - this conference call may contain certain forward looking statements that are based on management’s current expectation with respect to future events or financial performance. Generally the words “anticipates,” “believes,” “expects,” and other similar words, identify forward looking statements. Forward looking statements are subject to a number of risks and uncertainties that could cause anticipated results to differ materially from actual results. This conference call may also include information that may be considered non-GAAP financial information. These non-GAAP measures are not an alternative to GAAP financial information and may be calculated differently than the non-GAAP financial information disclosed by other companies. The Company cautions listeners to not place undue reliance on forward looking statements or non-GAAP information.

Before I turn the conference call over to our Chairman, Mr. Rubin, I would like to inform all interested parties that a copy of today’s earnings release has been posted to our Web site at www.HOTUS.com. The earnings release contains tables that reconcile non-GAAP financial measures to their corresponding GAAP based measures. The release can be accessed by selecting the Investor Relations tab on our homepage and then the news tab.

I will now turn the conference over to Mr. Gerald Rubin, Chairman, CEO and President of Helen of Troy.

Gerald Rubin:  Thank you John and good morning everybody and welcome to our fourth quarter and year end conference call.  For those of you that didn’t know, Bob Spear, our CIO officer passed away this past January 25th. For more than 20 years Bob was a key member of the Helen of Troy management team, helping transform the Company into the global diversified business it is today. During that time Bob served as our Corporate Controller and eventually as our Senior Vice President and Chief Information Officer. Over the years, those of you who worked with Bob were impressed by his many skills, his dedication and loyalty to Helen of Troy and his vast knowledge of our business. Bob always was eager to serve as a sounding board for ideas and was an effective advocate for the concerns of other employees and we will surely miss him.

We are very pleased with our record fiscal fourth quarter and record fiscal year results as reported.

Fiscal year 2012 results were an important milestone for Helen of Troy as our annual sales revenue surpassed $1 billion for the first time to $1,181,676,000 and our net income passed $100 million for the first time to $110 million. Both sales and net income were the best in our Company’s history.

We continue to make progress in achieving our long term strategic business objectives despite the numerous challenges of a very difficult retail environment for several of our businesses.

On December 30, 2011 we PURchased the PUR business from The Procter & Gamble Company for $160 million in cash. The PUR business has been accretive to earnings since the acquisition and we are very excited about the potential for long term growth for the PUR brand.

Our corporate core sales increased 2.4% for the full year after being down the prior two years. Our debt to EBITDA is just two times giving us room to do more acquisitions. We also will be introducing new products this year in all of our divisions.

We expect the strength of our products along with our powerful brands and targeted growth initiatives will position Helen of Troy for another year of growth.

For fiscal year 2013, ending February 28, 2013, we expect net sales revenue to be in the range of $1.3 billion to $1.325 billion with earnings per share in the range of $3.80 to $3.90 per fully diluted share.

On February 29th the Company’s balance sheet remains strong with stockholder equity up to $797 million.

The domestic retail environment has recently shown a small measure of improvement and we are confident that we will continue to be an innovative market leader in serving our retail partners and consumers in the years to come.

And now I would like to turn this conference call over to Tom Benson, our CFO, for the financial review.

Thomas Benson:  Thank you, Jerry, and good morning everyone. In the fourth quarter, we experienced a year-over-year net sales revenue increase of $56.94 million or 24%. Gross profit margin in the fourth quarter declined by 1.9 percentage points year-over-year.

Fourth quarter selling, general and administrative expense as a percentage of net sales revenue decreased by 1.1 percentage points compared to the same period last year. Operating income increased 22.6% year-over-year. Fourth quarter net income was $29.3 million compared to $24.4 million for the same period last year. Diluted earnings per share for the fourth quarter was 92 cents compared to 77 cents for the same period last year, an increase of 19.5%.

On December 30, 2011, we completed the acquisition of the PUR water PURification business from The Procter & Gamble Company and certain of its affiliates for a net cash PURchase price of $160 million.

Fourth quarter net sales revenue increased 24% year-over-year. Net sales revenue for the fourth quarter of fiscal 2012 was $294 million compared to $237.1 million in the fourth quarter of fiscal 2011. This is an increase of $56.9 million or 24%. The increase to net sales revenue reflects the impact of the PUR acquisition on December 30, 2011, one month of incremental sales from the Kaz acquisition, and organic growth in the Housewares segment of 8.8%. Foreign currency fluctuations decreased sales by $876,000 for the quarter.

Operating income for the fourth quarter fiscal 2012 was $36.6 million, which is 12.4% of net sales compared to $29.8 million or 12.6% of net sales in the fourth quarter of fiscal 2011. This is an increase of $6.7 million or 22.6%. The increase in operating income reflects the impact of the PUR acquisition on December 30, 2011, one month of incremental sales from the Kaz acquisition on December 31, 2010, and organic sales growth in the Housewares segment. Year-over-year operating income was unfavorably impacted by a sales decline in the Personal Care segment and a decline in the gross profit margins due to private cost increases.

Fourth quarter net income was $29.3 million which is 10% of net sales compared to $24.4 million which is 10.3% of net sales in the fourth quarter of fiscal 2011. This is a dollar increase of $4.9 million and a percentage increase of 20.2%.

Diluted earnings per share for the fourth quarter of fiscal 2011 was 92 cents compared to 77 cents in the prior year fourth quarter, an increase of 25 cents or 19.5%.

Fourth quarter net income and diluted earnings per share growth primarily reflects incremental operating income from the Kaz and PUR acquisitions, and organic growth in the Housewares segment partially offset by gross margin declines and higher tax expense.

Now I’ll provide a more detailed review of various components of our financial performance. Our Personal Cares - I’m sorry, products in our Personal Care segment include hair dryers, straightening irons, curling irons, hairbrushes and accessories, liquid hair care and styling products, men’s fragrances, antiperspirants and deodorants, foot powder, body powder and skincare products, among others. Key brands in this segment include Revlon, Vidal Sassoon, HOT Tools, Dr. Scholl’s, PRO Beauty Tools, Tony & Guy, Brut, Ammens, Infusium 23, Pert Plus and Sure.

Personal Care net sales revenue for the fourth quarter of fiscal 2011 was $109.6 million compared to $113.4 million in the prior year fourth quarter. This is a dollar decrease of $3.8 million or 3.3%. The decrease in Personal Care net sales revenue primarily reflects the continuing impact of the economy on retail sales, especially in our international markets, a disappointing new product introduction, and inventory management practices by some significant retail customers.

Our Housewares segment consists of the OXO business. OXO is a leader in providing innovative consumer product tools in a variety of areas including kitchen, cleaning, storage and organization. Brands that we sell include OXO Good Grips, OXO Steel, OXO Soft Works, OXO Touchables and OXO tot.

Housewares’ net sales revenue for the fourth quarter of fiscal 2012 was $59.4 million compared to $54.6 million in the prior year fourth quarter, which is an increase of $4.8 million or 8.8%. Fourth quarter sales growth was driven primarily by expansion within existing accounts and new product line introductions. For fiscal year 2012, Housewares net sales increased 9.6% year-over-year compared to sales growth of 9.2% in fiscal 2011.

Our Healthcare/Home Environment segment consists of the Kaz business acquired on December 31, 2010 and the PUR business acquired on December 30, 2011. Kaz is a world leader in providing a broad range of consumer products in two primary product categories, consisting of healthcare and home environment. Kaz markets a number of well recognized brands including Vick’s, Braun, Febreze, Honeywell, Kaz, Smart Temp, Soft Heat, Duracraft, Pro Tech, Stinger and Nosquito. PUR is one of two leading brands in the US market. PUR products include faucet mount water filtration systems and filters, pitcher systems and filters and refrigerator filters.

Healthcare/Home Environment net sales revenue for the fourth quarter was $125 million compared to $69.1 million in the same quarter last year, an increase of $55.9 million or 80.8%. Of this increase, $21.4 million relates to the PUR acquisition and $35.1 million relates to an incremental month of sales from the Kaz acquisition. Kaz net sales revenue for the fourth quarter fiscal 2012 was $103.6 million compared to $100.5 million in the same quarter last year, one month of which was prior to our acquisition of Kaz. This represents a growth of 3% on a pro forma basis as if the Kaz acquisition had occurred as of the beginning of fiscal 2011.

Gross profit for the fourth quarter fiscal 2012 was $123.1 million, which is 41.9% of net sales compared to $103.8 million, which is 43.8% of net sales, in the prior year fourth quarter. This is a dollar increase of $19.3 million and a percentage increase of 18.6%. Gross margin as a percent of sales decreased 1.9 percentage points year-over-year. The decline in gross profit as a percent of sales is primarily due to product cost increases and the fourth quarter dilutive impact of the Kaz acquisition, which has historically operated with a lower gross profit margin than our other businesses. The overall decline was partially offset by the impact of the PUR acquisition which has historically operated with a higher gross profit margin than our other businesses.

Selling, general and administrative expense for the fourth quarter of fiscal 2012 was $86.6 million, which is 29.4% of net sales compared to $72.3 million, which is 30.5% of net sales. This is a dollar increase of $14.2 million and a percentage increase in dollars of 19.7%. As a percentage of net sales SG&A expense declined 1.1 percentage points in fiscal 2012 compared to the fourth quarter of fiscal 2011. The year-over-year decrease in SG&A as a percentage of sales is primarily due to the full quarter impact of Kaz, which operated on lower SG&A expense as a percentage of sales for the fourth quarter fiscal 2012 and the Company’s consolidated SG&A as a percentage of sales for the same period last year, and expense leverage and synergies achieved through the integration of acquired businesses into our operating structure. The overall decrease was partially offset by higher advertising and amortization expenses as a percentage of sales related to the PUR acquisition.

Interest expense for the fourth quarter was $3.3 million, or 1.1% of net sales revenue, compared to $3.3 million, or 1.4% of net sales revenue in the same quarter last year. Income tax expense for the fourth quarter fiscal 2012 was $3.9 million compared to $2.2 million in the fourth quarter of fiscal 2011. Fourth quarter income tax expense was 11.9% of pretax earnings compared to 8.3% effective tax rate in the same quarter last year. The fluctuation in our effective tax rate is primarily due to the impact of Kaz and PUR on the mix of income tax in high rate jurisdictions.

I will now discuss our financial position. Our cash and cash equivalents balance was $29.8 million at February 29, 2012, compared to $27.2 million at February 28, 2011. Receivables were $195 million at February 29, 2012, compared to $188.4 million at February 28, 2011. Receivables turnover improved to 62.5 days at February 29, 2012, from 64.7 days at February 28, 2011. On December 15, 2011, we amended our line of credit agreement to increase the amount of borrowings available under the revolving commitment from $150 million to $250 million. Inventory at February 29, 2012 was $246.1 million, compared to $217.2 million at February 28, 2011. Inventory turnover improved to 2.9 times at February 29, 2012, compared to 2.7 times at February 28, 2011. Stockholder equity increased $111.2 million to $796.7 million at February 29, 2012, compared to $685.5 million at February 28, 2011.

I will now turn it over to Jerry for questions.

Gerald Rubin:  Thank you Tom. Operator, we’re open for questions now.

Operator:  Thank you. The question and answer session will begin now. If you are using a speakerphone, please pick up the handset before pressing any numbers. Should you have a question, press star 1 on your touch-tone telephone. Should you wish to withdraw your question, please press star 2. Your question will be taken in the order it is received. Please standby for our first question.

And our first question comes from Lee Giordano with Imperial Capital.

Lee Giordano:  Thanks. Good morning everybody. Can you talk a little bit more about the gross margin and how big of an impact the product cost increases were versus the Kaz dilution? And then how should we think about product cost increases through the remainder of the year? Are you going to be anniversarying higher costs from last year or should that stabilize? Thanks.

Thomas Benson:  Lee, good morning this is Tom Benson. As you know, all year long our gross profit has been impacted by the addition of Kaz. Kaz historically has operated on lower gross profit margins than the rest of the business. So, for the full year, our gross profit margin this year is 40.5% compared to 44.9%. The majority of that change is due to the integration of Kaz. We have had price increases throughout our business in all the segments. That is a smaller component of it. We continue to come out with new products that give us an opportunity to set the price of those products on the cost basis.

It is still a challenging sourcing environment. It has been throughout the last year. It’s still continuing, but we’re working very hard to come out with innovative products and work with our customers where possible to raise prices to reflect the increases.

The PUR business does operate on a higher gross profit margin than our other businesses. That was a very small component of our sales for the fourth quarter. It was only two months. Going forward, that will have a positive impact on our gross profit margin.

But, as I mentioned, I think in one of our calls before, the PUR business does have a higher SG&A because it’s a heavily advertised business. So we’re looking to improve our gross profit margins next year a little bit.

Lee Giordano:  Great. And then if you could talk a little more about the Personal Care segment, what exactly was the disappointing product you highlighted? And then, also what regions in particular when you said international was weak, what region in particular are you seeing the most challenging environment? Thanks.

Thomas Benson:  Go ahead Jerry.

Gerald Rubin:  No. The disappointing geography was actually Europe. It’s been difficult in Europe. And the new product introduction was a line of Personal Care hair dryers and curling irons in the British market. So that’s what held us back from showing an increase in that division. It was not the United States.

Lee Giordano:  Great. Thanks a lot.

Gerald Rubin:  Okay.

Operator:  Our next question comes from Steve Friedman with Wells Fargo Advisors.

Steve Friedman:  Good morning Jerry, Tom and John. I have a quick question relating to - well part of it was answered in the prior caller’s question. You did say that most of your margin change is due to the Kaz acquisition as opposed to cost increases. Would that be an accurate statement?

Thomas Benson:  Yeah. That’s an accurate statement. The biggest portion is due to Kaz.

Steve Friedman:  Okay. Jerry, one other question - with your earnings today at $3.48 for the trailing 12, your earnings guidance approximating $3.80 to $3.90, a little under $4.00 a share, can you maybe give me a little idea as to why the multiple on Helen of Troy remains around ten times where competitors of yours are trading at 16 to 17 times such as Jarden Corporation and so forth?

Gerald Rubin:  Well Steve, you know, as you know, that I’ve always voiced my opinion that the Helen of Troy stock price was lower than it should be. Based on our earnings per share for this past year and for next year, and our EBITDA currently and going forward, you know, our stock should be much higher. And, you know, I’m sure that, as we get more and more support for the business and we grow our businesses, and now that we passed a billion dollars, I think we’re going to be on more radar screens. So I think that that’s going to help. But certainly we are selling a multiple today.

Steve Friedman:  Okay. Thank you, Jerry.

Gerald Rubin:  Thanks Steve.

Operator:  Once again ladies and gentlemen, it is star 1 if you have a question. And we’ll go next to Jason Gere with RBC Capital Markets.

Brian Waldman:  Hi. It’s actually Brian Waldman for Jason. Good morning. I just wanted to get some color, as you look out to FY ‘13, if you could give some ideas to what you’re looking at for growth rates for, you know, the Housewares segment and then, you know, also Personal Care of, you know, what you think it’s going to look like next year.

Thomas Benson:  Well, overall this past year we had 2.4 - we had an organic growth of 2.4%. We’re looking at something similar next year but we are looking for a positive increase in our Personal Care business. OXO’s done very nicely and should follow the trend that you’ve seen over the next two years. And Kaz will, in the home health - in the Healthcare and Home Environment segment should show increases. So, you know, we’re very positive that all three divisions this coming year will show increases.

Brian Waldman:  All right, great. And, you know, as you mentioned, you know, with PUR coming on, you know, onboard, what are your plans for, you know, future growth in that business and what does it look like? I know it’s a much larger marketing investment than some of your other businesses. What are your plans there?

Gerald Rubin:  Well we’ve just taken over the business for the last couple of months from Procter & Gamble. And everybody’s very excited about the business. And we plan to continue doing much of what P&G did in the distribution and in advertising and we’re looking to grow the business. It’s a very good solid business. And as we talked the last time, P&G decided to exit the business and stay with what I “call down the drain” products. And this was one of their brands that they decided to divest themselves of. And I think it’s going to be a very good brand. I can’t give you on the phone all of the things that we’re going to be doing, but it is going to be a good division for us as part of the home healthcare area. You know, water is - purifying water is a very big growth area. And although we’re number two, we’re certainly going to strive and see if we can make it the number one in the United States.

Thomas Benson:  (Brian), this is Tom Benson. We do have some new products in the pipeline that we’re working on for the PUR business. It has a little bit longer lead time than some of our other business units to bring products out. But we’re working on some exciting products and we are going to advertise the PUR business and continue to communicate with the consumers the benefits of using water filtration. So we’re very excited about the future and there will be new things coming out. It may not be in this fiscal year but we’ll - we will have exciting things coming out.

Brian Waldman:  All right, great. And, you know, I was just curious too is, you know, the warmer winter weather that we seemed to have, you know, this past year, did that have any effect on the Kaz business, you know, as kind of, you know, some other companies have mentioned a lack of flu and cold season this year? So I’m just curious if that impacted your business at all.

Thomas Benson:  That did impact our Healthcare/Home Environment. The cold and flu season was very light. I think it was the lightest in ten years or even longer than that. There are statistics that they follow very closely. And also the warm weather was not only in the US, it was also in Europe, initially for the winter season. So that did have a negative impact on our heater sales and humidifiers and things like that. So we would say it was not a good season for the Kaz business.

Brian Waldman:  And just to go a little further on that, is there any way that you can essentially quantify that or think about what the, you know, if there would be a potential impact later on in fiscal ‘13?

Thomas Benson:  Well I don’t - I mean basically the sales that were missed because of the season that are not going to be made up well, it’ll be next season. If next season is more normal we expect sales to improve. Even with the tough weather season for the products and the cough/cold we still had 3% growth in Healthcare/Home Environment. So it was positive growth, but we think that the weather did hurt us. So next year we hope to do better.

Brian Waldman:  Great and then just one last one. Any thoughts on potential for FX impact for the coming year?

Thomas Benson:  I’m sorry. I didn’t...

Brian Waldman:  What are your thoughts on...

Thomas Benson:  FX impact?

Brian Waldman:  Right. On currency.

Thomas Benson:  Next year, we have had some exposure on the Pound already and we have some Canadian Dollar hedge in place. And those details are in our 10K. There are some tables that show that. But, I mean, we are concerned. The Mexican Peso - we’ve looked at hedging that a few times, it’s a very expensive process to hedge, and so we’ve concluded not to do it. But that’s trading, you know, it’s taking over 13 Pesos so that’s a little bit negative. Some of the other ones - the Euro’s been a little bit more positive for us. So we’ve hedged some of the exposure and we’re happy at where we hedged it. Any other exposure, you know, we continue to look at and look for opportunities to hedge it.

Brian Waldman:  All right, great. Thanks very much.

Operator:  Our next question comes from Jeffrey Matthews with Ram Partners.

Jeffrey Matthews:  All right. Thanks very much. I’m wondering what you’re doing on the sourcing side to deal with the rising costs.

Gerald Rubin:  Well, this is Jerry; we’re probably doing everything that we possibly can. We, as you know, in the past when we come out with new products we build in the price increases there. Any price increases that we do get we try to increase our prices with the retailers and so, you know, we’ve done everything. But, you know...

Jeffrey Matthews:  Sure.

Gerald Rubin:  ...our competitors are in the same boat as we are. So if our prices go up because of commodity prices or fuel or labor in China, it reflects with our competitors also. So we’re not at a competitive disadvantage so it’s...

Jeffrey Matthews:  Sure. But I guess I’m curious, are you moving maybe closer to North America at all in any of your products or out of China in 2013?

Gerald Rubin:  Yeah. We make - we currently make Vick’s products in - Vick’s and Braun products in Mexico. And the PUR - a big part of the PUR refills are made in Mexico. So, you know, we’re not making everything in the United States. Almost all of our Idelle products - the Pert, the Sure, the Infusium 23, the Brut - those are not made offshore either. So only the Personal Care items basically are made in China for the most part.

Jeffrey Matthews:  Okay. And then in terms of where you saw some signs of improvement at the retail side, what are you seeing? I mean I know you’ve gained share at Wal-Mart but outside of that what caused you to note that? What are you seeing?

Gerald Rubin:  Yeah. You know, I’m very optimistic that this coming year I - we have the planograms in place that we’ll be starting in about two months to several other major retailers. And it’s all positive. We’ve picked up business and more shelf space with our new products and space that our competitors had. So I’m very optimistic that in the - at least the top customers, that we have that we’re going to see improvement. So, like again I’m very optimistic that we’re going to show sales increases and profit for the Personal Care segment coming up starting in the second half of the year.

Jeffrey Matthews:  Okay. And then finally, could I just ask on Kaz, looking back, what has been any major interesting surprises about that business to the plus side or the down side?

Gerald Rubin:  I think that, you know, the thing that we’ve learned that we didn’t have in our other businesses is what Tom told you about. Weather does affect the business. If it’s hot they won’t buy fans. If it’s cold they won’t buy heaters. The cold season is very, very important to us. Not that we want people to get sick but when the cold season does come they do buy humidifiers and vaporizers and thermometers which are a big part of our business. So that’s not a surprise but they have more of a seasonal business than we do. And they have to worry about the weather and the cold/cough time of the year. That’s what we learned.

Jeffrey Matthews:  Okay. Thanks very much Jerry.

Operator:  And if there are no further questions I will turn the conference back over to Gerald Rubin to conclude.

Gerald Rubin:  Thank you very much everybody who listened and participated on our conference call today. And we look forward to reporting to you on our results for the first quarter in a few months. Thank you again.

Operator:  Ladies and gentlemen, if you wish to access the replay for this call you may do so by dialing 1 (888) 203-1112 with replay passcode 4202961. This concludes our conference call for today. Thank you all for participating and have a nice day. All parties may now disconnect.

END